Exhibit 99.1

For Immediate Release

For more information, contact:

Brian Tanner, Investor Relations	Dan Smith, Media Relations
(808) 546-3442	(808) 546-3124

Hawaiian Telcom Announces CFO to Leave Company

Company also Appoints New Vice President-Controller

HONOLULU (March 28, 2007) — Hawaiian Telcom Communications, Inc. announced today that its Chief Financial Officer, Daniel O’Brien, will be leaving the company and will work to transition his duties to a successor CFO.  The company plans to announce a successor in the near future and expects to complete the transition by the end of April.

“Dan O’Brien’s expertise and uncompromising approach to good governance have guided Hawaiian Telcom through the early stages of our independence,” said Mike Ruley, Hawaiian Telcom’s Chief Executive Officer.  “I appreciate his efforts to establish a solid foundation for future growth and success.”

O’Brien said: “Hawaiian Telcom is working diligently to create modern communications capabilities that will be a pillar of the state’s economy for years to come, and it has been a privilege to assist in that effort.  I pledge my support to ensure a smooth changeover.”

Separately, Hawaiian Telcom said Robert Reich will serve as the company’s new Vice President-Controller effective April 16, 2007.  He will replace Patrick Hogan, Hawaiian Telcom’s Vice President-Controller, who recently announced his resignation to accept a new career position.

Reich previously was Vice President, Controller and Treasurer for McLeodUSA, a facilities-based competitive local exchange carrier that offers local, long distance, Internet access and other next-generation data services primarily to small and mid-sized businesses in the Western and Midwestern United States.  His responsibilities there included all internal and external financial reporting, Sarbanes-Oxley Act of 2002 readiness and compliance, all accounting functions, credit and collections as well as Securities and Exchange Commission filings. His earlier experience included five years as an audit manager with Deloitte & Touche.

# # #

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, customized business solutions, and print directory and Internet directory services. The company’s website is at www.hawaiiantel.com.